Form of TriQuint Semiconductor, Inc.
Change of Control Policy
Amended and Restated as of May 13, 2014

1.    Purpose

TriQuint Semiconductor, Inc. (the Company) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. To this end, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the Board) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change of Control of the Company. This policy sets forth the benefits that will be made available if the eligible officers are terminated in connection with a Change of Control.

2.    Who is Eligible

The individuals set forth on Exhibit A of this policy (each, a participant), as such exhibit may be updated from time to time, are eligible to receive the Change of Control Benefits (as defined below) under this policy.

3.    Definitions

For the purpose of this policy, the following definitions apply:

“Base Salary” means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

“Cause” means that the participant committed any one or more of the following: (i) intentional failure to perform assigned duties; (ii) incompetence in carrying out his or her duties, as measured against standards generally prevailing in the industry; (iii) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law or ethical rule relating to the participant’s employment with Company; (iv) a felony or any act involving moral turpitude; (v) the violation of a material Company policy or procedure, or the breach of any material provision of this policy or any confidentiality, assignment of rights, non-competition, or non-solicitation agreement between the participant and Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of the violation is given to the participant; or (vi) a breach of the participant’s fiduciary duty to Company.

“Change of Control” means the Company is a party to a transaction in which it is sold to, merged, consolidated, reorganized into or with, or its assets are transferred or sold to another entity, after which the holders of voting securities of the Company immediately prior to such transaction, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity; provided that such transaction also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company pursuant to Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the Code) and the Treasury Regulations promulgated thereunder. Notwithstanding anything to the contrary in this policy, the RFMD Transaction will constitute a Change of Control under this policy, in the event the RFMD Transaction is consummated.

“Change of Control Effective Date” means the effective date of the Change of Control.

“Change of Control Window” means the period beginning ninety (90) days prior to (or, in the case of the RFMD Transaction, April 1, 2014), and ending twelve (12) months after the effective date of any Change of Control.

“Disability” means the participant’s inability to perform the duties of his or her position for a continuous period of five (5) months, with or without reasonable accommodation, because of a physical or mental impairment.

“Good Reason” means the occurrence of any of the following and Company’s failure to cure within 30 days after Company’s receipt of written notice from the participant asserting that Good Cause exists and specifying such cause: (i) a material reduction in the participant’s responsibilities as in effect immediately prior to the Change of Control, or any removal of the participant from, or any failure to re-elect the participant to positions immediately prior to the Change of Control, which has the effect of materially diminishing his or her responsibility or authority, as determined by the Compensation Committee of the Board as comprised immediately prior to the Change of Control, (iii) a reduction in the participant’s Base Salary or any target bonus (other than a reduction comparable in percentage to a reduction affecting the Company’s executives generally) as in effect immediately prior to the Change of Control; or (iv) a Company-mandated relocation of the participant’s principal place of employment or current principal residence by more than 50 miles immediately prior to the resignation.

“Release Effective Date” means the date that the Release described in Section 5 below becomes effective and irrevocable.

“RFMD Transaction” means the transactions contemplated under that certain Agreement and Plan of Merger and Reorganization dated February 22, 2014 by and among the Company, RF Micro Devices, Inc., a North Carolina corporation, and Rocky Holding, Inc., a Delaware corporation.

4.    Effect of Termination During Change of Control Window

If a Change of Control occurs while this policy is in effect and a participant’s employment is terminated during a Change of Control Window (i) by Company for reasons other than Cause or the participant’s death or Disability, or (ii) by the participant for Good Reason, then the participant will be entitled to the payments and benefits described in Sections 4(a) through 4(c) below (collectively, the Change of Control Benefits), provided the participant signs and does not revoke the Release in accordance with Section 5 below and complies with the participant’s obligations to the Company under this policy and any other confidentiality, assignment of rights, non-competition, or non-solicitation agreements between the Company and the participant. Change of Control Benefits will cease and the Company shall have no further payment obligations to the participant if he or she breaches any applicable confidentiality, non-compete, and non-solicitation obligations to the Company.

(a)    Cash Severance

(i)    Continuation of Base Salary. The participant will be eligible to receive the continued payment of the participant’s Base Salary for twelve (12) months. Any such payments shall be paid on the same payroll schedule per the Company’s standard payroll practice, with the first payment being made on the first payroll date immediately following the later of (A) the Change of Control Effective Date and (B) the Release Effective Date and such first payment to include any installments that otherwise would have been paid during the period commencing on the date of the participant’s termination and ending on the later of the Change of Control Effective Date and the Release Effective Date; provided that if the maximum period during which the participant can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, the first payment under this Section 4(a)(i) will be made on the first regularly scheduled pay day following the later of (A) the Release Effective Date, and (B) the first day of the subsequent calendar year.

(ii)    Additional Cash Severance Payment. The participant will be eligible to receive a payment equivalent to the participant’s target bonus for the previous twelve (12) months, payable in 26 equal installments. Any such payments shall be paid on the same payroll schedule per the Company’s standard payroll practice, with the first payment being made on the first payroll date immediately following the later of (A) the Change of Control Effective Date and (B) the Release Effective Date and such first payment to include any installments that otherwise would have been paid during the period commencing on the date of the participant’s termination and ending on the later of the Change of Control Effective Date and the Release Effective Date; provided that if the maximum period during which the participant can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, the first payment under this Section 4(a)(ii) will be made on the first regularly scheduled pay day following the later of (A) the Release Effective Date and (B) the first day of the subsequent calendar year.

(b)    COBRA

To the extent the participant and the participant’s spouse and dependent children properly (and timely) elect COBRA continuation coverage under the Company’s group health plans, the Company will pay the premiums (or reimburse the participant for any premiums paid by the participant (or the participant’s spouse or eligible children)) for such coverage for a period beginning on the participant’s termination date and ending on the earliest to occur of (i) the date on which the participant is no longer entitled to COBRA continuation coverage under the Company’s group health plans, (ii) the date on which the participant becomes covered under another employer's group health plan, and (iii) the twelve (12) month anniversary of the participant’s termination date; provided, however, that notwithstanding the foregoing or any other provision in this policy to the contrary, the Company may unilaterally amend this Section 4(b) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries or affiliates, including, without limitation, under Section 4980D of the Code. Any reimbursement to which the participant becomes entitled pursuant this Section 4(b) will be paid to the participant no later than the last day of the calendar month immediately following the calendar month to which it relates (provided, however, that the first such reimbursement shall be made on the same date as the first payment set forth in Section 4(a)(i) is made and will include all such reimbursements as may relate to periods prior to such date).

(c)    Acceleration of Option Shares; Post-Termination Option Exercise Period

The participant will be eligible to receive 100% vesting acceleration of the participant’s unvested Option shares underlying the participant’s stock options that are outstanding immediately prior to the Change of Control, and the participant may exercise any such vested options until the earlier to occur of (i) the twelve month (12-month) anniversary of the date the participant’s employment terminated and (ii) the original expiration date applicable to the vested option. For the avoidance of doubt, if and to the extent the successor company assumes, substitutes for or replaces Employee’s stock options that are outstanding immediately prior to the Change of Control, the definition of “Retirement” and the post-termination exercise period that applies in the event of Employee’s Retirement shall continue with respect to such stock options after the Change of Control.

5.    Release

Notwithstanding anything to the contrary in this policy, the Change of Control Benefits are conditioned upon the participant timely executing and not revoking a general release and waiver of claims in a form satisfactory to the Company (the Release). To be timely, the Release must become effective and irrevocable no later than sixty (60) days following the date of termination (the Release Deadline). If the Release does not become effective and irrevocable by the Release Deadline, the participant will not have any right or entitlement to the Change of Control Benefits.

6.    Non-solicitation/Non-competition

To receive Change of Control Benefits, the participant must comply with the following post-termination restrictions on employment:

(a)    Non-solicitation. For one year after the participant’s employment with the Company terminates, regardless of the reason for termination, he or she will not (a) directly or indirectly solicit competing business from any person or entity which then is or was a Company customer, client or prospect during the twelve (12) months prior to termination, (b) induce any such person or entity to cease or reduce their business relationship with Company; (c) induce any person to leave the employment of Company; or (d) directly or indirectly hire or use the services of any Company employee unless the participant obtains the Company’s written consent. The participant will not aid any others in doing anything he or she is prohibited from doing himself or herself under this paragraph, whether as an employee, officer, director, shareholder, partner, consultant or otherwise. For purposes of this paragraph, the term “solicit” includes (i) responding to requests for proposals and invitations for bids, (ii) initiating contacts with customers, clients, or prospects of the Company for the purpose of advising them that the participant no longer is employed by the Company and is available for work that is competitive with the services offered by the Company, and (iii) participating in joint ventures or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this policy. The term “Company employee” includes any then current employee of the Company or any person who has left the employ of the Company within the then previous six (6) months. The terms “Company client” and “Company customer” include any parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. “Company prospect” means any person or entity to whom the Company has submitted a bid or proposal within the then immediately preceding six (6) months.

(b)    Non-competition. For one year after the participant’s employment with the Company terminates, regardless of the reason for termination, the participant will not directly or indirectly Compete (defined below) with the Company anywhere the Company is doing or planning to do business, nor will he or she engage in any other activity that would conflict with the Company’s business, or interfere with the participant’s obligations to the Company. “Compete” means directly or indirectly: (i) have any financial interest in, (ii) join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, principal or shareholder with (except as holder of not more than five percent (5%) of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded) or (iii) provide services in any capacity to those participating in the ownership, management, operation or control of, and/or (iv) act as a consultant or subcontractor to, a Competitive Business (defined below). “Competitive Business” means any corporation, proprietorship, association or other entity or person engaged in the sale, production and/or development of products or the rendering of services of a kind similar to or competitive with that sold, produced, developed or rendered by the Company as of the date the participant’s employment relationship terminates.

7.    Limitation on Change of Control Benefits under Certain Circumstances

(a)    Notwithstanding any other provision under this policy, in the event that the participant becomes entitled to receive or receive any payments or benefits under this policy or under any other plan, agreement, program or arrangement with the Company or any parent or subsidiary of the Company (collectively, the Payments), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury regulations promulgated thereunder (Section 280G) and it is determined that, but for this Section 7(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the Excise Tax), the Company shall pay to the participant either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the Capped Payments), whichever of the foregoing amounts results in the receipt by the participant, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether the participant would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 7(c) below (if applicable), the participant shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(b)    All computations and determinations called for by Sections 7(a) and 7(c) shall be made and reported in writing to the Company and the participant by a third-party service provider selected by the Company (the Tax Advisor), and all such computations and determinations shall be conclusive and binding on the Company and the participant. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the participant shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(c)    In the event that Section 7(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides the participant with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A.

8.    Section 409A

The parties intend that this policy (and the payments and benefits provided for hereunder) be exempt from the requirements of Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder (Section 409A) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this policy and any such payments and benefits, the parties intend that this policy and such payments and benefits comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this policy to the contrary, this policy shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or any of its subsidiaries or affiliates (or any of their successors) be liable for any additional tax, interest or penalty that may be imposed on the participant pursuant to Section 409A or for any damages incurred by the participant as a result of this policy (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this policy to the contrary:

(a)    To the extent Section 409A is applicable to this policy, a termination of employment shall not be deemed to have occurred for purposes of any provision of this policy providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this policy, references to “terminate,” “termination,” “termination of employment,” “resignation” and like terms shall mean separation from service;

(b)    If at the time the participant’s employment hereunder terminates, the participant is a “specified employee” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the participant to the imposition of any additional tax or interest under Section 409A(a)(1)(B), amounts that would (but for this provision) be payable within six (6) months following the date of the participant’s termination of employment shall not be paid to the participant during such period, but shall instead be paid in a lump sum on the first business day of the seventh month following the date on which the participant’s employment terminates or, if earlier, upon the participant’s death; and

(c)    Each payment made under this policy shall be treated as a separate payment and the right to a series of installment payments under this policy shall be treated as a right to a series of separate and distinct payments.

9.    Integral Exclusive Arbitration Remedy

Any disputes associated with this policy and the payments and benefits available under it are resolvable solely and exclusively in arbitration, and all arbitration results shall be final and binding on both parties.

All disputes, claims or causes of action under this policy will be resolved to the fullest extent permitted by law by final and binding confidential arbitration, which may be held only in Portland, Oregon through Judicial Arbitration and Mediation Services, Inc. (JAMS) under its rules and procedures for arbitration of employment disputes (the Rules). JAMS will provide a list of five arbitrators from which both parties may eliminate two to obtain the final arbitrator. Either the Company or the claimant may resort to court solely to enforce the agreement to arbitrate.

This exclusive remedy and the Company’s belief in its greater confidentiality, lower procedural cost, and faster resolution is integral to the Company’s willingness to advance the Change of Control Benefits here outlined. Resort to litigation to advance a claim to benefits under this policy, except to the limited extent as authorized in this policy for purposes of enforcing the obligation to arbitrate, therefore breaches a precondition of the benefit. One who resorts to litigation, other than as allowed here, for purposes of advancing a claim under this policy will therefore not be eligible to receive any payment or benefit, regardless of the other merits of his or her claim.

EMPLOYEE                    TRIQUINT
SEMICONDUCTOR, INC.

By: _________________________        By: ____________________________

Date: _______________________     Date:_____________________________

EXHIBIT A

PARTICIPANTS

Ralph Quinsey
Steve Grant
James Klein
Tim Dunn
Todd DeBonis
Debbie Burke
Glen Riley
Sean Riley
Bruce Fournier
Brian Balut
Azhar Waseem

SCHEDULE OF MATERIAL DIFFERENCES FROM FORM PRESENTED

The following executive officers executed a copy of the Form of TriQuint Semiconductor, Inc. Change of Control Policy, Amended and Restated as of May 13, 2014, as of the dates listed below:

Name	Date of Execution
Ralph Quinsey	June 6, 2014
Steve Grant	May 29, 2014
James Klein	June 25, 2014
Tim Dunn	June 20, 2014
Todd DeBonis	June 9, 2014
Debbie Burke	June 10, 2014